SUB-ITEM 77Q1(g)
  Western Asset Global High Income Fund Inc.


(a)		Attached please find the Articles
of Merger between the Registrant and
Western Asset Global Partners Income
Fund Inc. (Acquired Fund) filed on
August 26, 2016 with the State of
Maryland Department of Assessments
and Taxation.
(b)		Attached please find the Agreement
and Plan of Merger between the
Registrant and Western Asset Global
Partners Income Fund Inc. (Acquired
Fund)




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